Exhibit 21.1
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation
•CTx Operations, Inc.	•Delaware, U.S.
•CARISMA Therapeutics S.à r.l.	•Luxembourg